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                                                                   EXHIBIT 10.3

                          SCHEDULE TO MASTER LEASE AGREEMENT

                                                     Schedule Number 10809.002

     THIS SCHEDULE made as of JUNE 4, 1998, by and between U.S. BANCORP LEASING & FINANCIAL ("Lessor"), having its principal place of business at P.O. Box 2177, 7659 S.W. Mohawk Street, Tualatin, Oregon 97062-2177, and R. B. RUBBER PRODUCTS, INC. ("Lessee"), having its principal place of business at 904 EAST TENTH AVENUE, MCMINNVILLE, OREGON 97128, to the Master Lease Agreement dated as of OCTOBER 19, 1995 between the Lessee and the Lessor (the "Lease"). Capitalized terms used but not defined herein are used with the respective meanings specified in the Lease.

     LESSOR AND LESSEE HEREBY CONVENANT AND AGREE AS FOLLOWS:

(a) The following specified equipment (the "Property") is hereby made and constituted Property for all purposes pursuant to the Lease:

One (1) US-15 Ultrasonic Cutting Systems #6358,

One (1) Compiling Station #5039,

Ten (10) US Knife Complete UK55C0.95 Matl #953393,

Ten (10) 1/2 x 41/4  Parabolt,

Two (2) 4x6  12ft. GR #2 & BTR Fir,

Three (3) 3/4 4x8 CDX Exterior Sheathing,

Two (2) 1/4"  4ft x 10ft Repro Ployrite,

One (1) Scissor Lift For Pallets-Lift Table,

Two (2) Presto Lift Table Model #X4W48-40, 4,000 lb. Capacity, Base Frame 48" x 64", Platform; 60" x 88" Push Button Controls 230/3P/60Hz Motor/Power,

One (1) 2YD Self-Dumping Hopper Standard No Casters Model 220NC,

One (1) Vacu-Hoist #VH-180 Standard Unit W/5 Pad, H Frame Adjustable to 72' Long with 2'-6' Long Extension Handle,

One (1) Ergo-Sys Floor Standing Bridge Crane Model #ESRFS250-15-43-12,

Each of the above items are complete as equipped including, but not limited to all attachments, accessories, and replacements relating thereto.

(b)  The cost of the Property is $247,118..35;

                                                      Please Initial Here:____

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(c)  The Schedule shall commence on June 10, 1998 and shall continue for ninety-five (95) months thereafter.

(d) Lessee shall owe ninety-five (95) basic monthly rental payments in arrears each in the amount of $2,224.00 (plus applicable sales/use taxes). The first such payment shall be due on July 10, 1998 and shall continue on the same day of each month thereafter until the end of the term of this Schedule. In addition, Lessee shall pay daily pro rata rental in the amount of $74.13 per day (plus applicable sales/use taxes) from the date on which Lessee executes a Delivery and Acceptance Certificate for the Property through June 9, 1998. Such daily pro rata rental shall be due and payable upon execution by Lessee of a Delivery and Acceptance Certificate with regard to the Property.

(e) The property will be installed or stored at the following address: 904 East Tenth Avenue, McMinnville, Oregon 97128, COUNTY: Yamhill;

(f) The record owner of the premises at which the Property will be installed or stored is:;

     1. LATE CHARGE. If any installment of Rent shall not be received by Lessor or Lessor's Assignee within ten (10) days after such amount is due, Lessee shall pay to Lessor a late charge equal to five percent (5.0%) of such overdue amount.

2. TITLE PASSAGE. a. As long as no event of default has occurred under the Lease, Lessee shall have the options, to purchase all, but not part, of the Property at the end of sixty (60) months hereinafter called the "Mid-Term Option Date", and "Mid-Term Option" or at the end of the Term or any renewal thereof (hereinafter called the "End of Term Option Date" and "End of Term Option").

     b. The above Options may only be exercised by Lessee by written notice of such exercise to Lessor, which notice must be received by Lessor not later than one hundred eighty (180) days prior to: 1) the Mid-Term Option date to exercise the Mid-Term Option; or 2) the End of Term Option Date to exercise the End of Term Option. Payment of the purchase price must be received by Lessor on or before the Mid-Term Option Date or the End of Term Option Date as appropriate.

     c. The Mid-Term Option purchase price for the Property shall be $74,135.35. The End of Term purchase price for the Property shall be the fair market value of the Property at the time of such exercise as mutually agreed upon by Lessor and Lessee. If such parties cannot agree thereon after good faith negotiation, the purchase price of the Property shall be the value determined by an appraisal of the Property made by a reputable independent equipment appraiser certified for the type of Property being appraised. The appraiser shall be selected by Lessor and the cost of the appraisal shall be paid by Lessee.

     d. The Mid-Term Option purchase price shall only be applicable in the event that the Mid-Term Option is exercised in accordance with its Terms. Such purchase price shall not be deemed to be equal to the "anticipated residual value" as such phrase is used in the Lease.

     e. Upon receipt of payment of the purchase price together with any and all applicable sales or other taxes due in connection therewith, and any and all remaining sums or other amounts payable under this Schedule, Lessor shall transfer all its right, title and interest in and to the Property to Lessee. The Property shall be transferred "As Is" and "Where Is" without any express or implied representations or warranties.

     f. Should Lessee fail to either return the Property in accordance with the Lease or exercise the End of Term Option in accordance with its terms, then Lessor, at its sole option, shall have the right to: a) declare the End of Term Option terminated and demand immediate return of the Property; or, b) extend the Term for an additional six (6) months (the "Extended Term)". Should Lessor elect to extend the Term, Lessee shall be irrevocably obligated to remit basic monthly rent for the period beginning on the day immediately succeeding the last day of the original Term (the "Holdover Date" ) and ending at the end of the sixth (6) month thereafter. A payment of such rent being due on the Holdover Date and on the same day of each consecutive month thereafter. Each payment of such rent shall be in the amount of the basic


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monthly rent for the last month of the Term in accordance with the provisions of this Schedule. All Lessee's other obligations under the Lease shall remain in full force and effect for so long as Lessee shall continue to possess the Property. Upon the expiration of each Extended Term, Lessor, at its sole option, shall have the right to: a) permit Lessee to exercise the End of Term Option in accordance with its Terms; b) declare the End of Term Option terminated and demand immediate return of the Property; or, c) extend the Term for an additional six (6) month Extended Term). Any and all rental payments pursuant to this Paragraph shall be deemed for all intents and purposes to be payments for possession and use of the Property after the expiration of the Term, and shall not be credited to any other obligation of Lessee to Lessor. Lessor's invoicing and/or accepting any such payment shall not give rise to any right, title or interest of Lessee other than to possession and use of the Property during the period to which such rent applies in accordance with this Paragraph. The aforsaid right to charge Lessee rent for possession and use of the Property is not in limitation or derogation of any of Lessor's rights pursuant to the Lease.

3. MAINTENANCE, USE, AND RETURN PROVISIONS. One hundred eighty (180) days prior to return of the Property, and at any other time, in Lessor's discretion, Lessee must be able to demonstrate that the Property can perform at its performance specifications according to the manufacturer's standards. An independent certified technician chose by Lessor shall demonstrate the performance of the property and the Property's physical condition. If it is determined that improvements are needed in order to meet the manufacturer's performance standards, Lessee shall cause such improvements to be made at Lessee's expense. A certification letter from such technician as to the working condition and performance of the Property shall be provided to Lessor. The cost of the technical inspection, assessment and certification shall be borne by Lessee.

     Any special transportation devices, such as metal skids, lifting slings, brackets, etc., which were with the Property when it originally arrived must be used to assist with deinstallation and delivery. Blocking of sliding members, securing of swinging doors, pendants, and their swinging components, wrapping, boxing, bending and labeling of all components and documents must be done in a conscientious and meticulous manner to facilitate the efficient reinstallation. At no time are materials which would be considered "Hazardous Waste" by any regulatory authority to be shipped with the machinery. Replacement parts must be purchased from sources approved by the original manufacturer. No components, tools or attachments are to be removed from the Property.


4. DEPRECIATION. Lessor will be entitled to modified accelerated cost recovery depreciation based on 100% of Property Cost using the 200% declining balance method, switching to straight line, for five (5) year Property, and zero salvage value.

5. TAX INDEMNITY. Lessee hereby represents, warrants, and covenants to Lessor as follows:

     (a) This Lease will be a lease for purposes of Oregon Revised Statutes ("ORS") 469.185-225. Lessor will be treated as the purchaser, owner, lessor, and original user of the Property and Lessee will be treated as the Lessee of the Property for such purposes.

     (b) Lessor Shall be entitled to the Business Energy Tax Credit ("BETC") with respect to each item of Property as provided by ORS 469.185-225. The applicable BETC available to Lessor in connection with this Schedule is $86,491.42.

     (c) In the event that, pursuant to ORS 469.185-225, Lessee is deemed to be the party eligible to receive the BETC, then Lessee irrevocably transfers to Lessor all right, title and interest which Lessee has or may have to such BETC and agrees to cooperate with Lessor in any manner necessary to ensure that Lessor continue to receive the benefit of such BETC.

     If for any reason whatsoever any of the representations, warranties, or covenants of Lessee contained in any other agreement relating to the Property shall prove to be incorrect and (i) Lessor shall determine that it is not entitled to claim all or any portion of the BETC in the amount specified (b) above, or (ii) such BETC is disallowed, adjusted, recomputed, reduced, or recaptured, in whole or in part, by the

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Director of the Oregon Department of Energy or his designee (such determination, disallowance, adjustment, recomputation, reduction, or recapture being herein called a "Loss"), then Lessee shall pay to Lessor as an indemnity and as additional rent such amount as shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yield (the "Net Economic Return") to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. The amount payable to Lessor pursuant to this section shall be payable on the next succeeding rental payment date after written demand therefor from Lessor, accompanied by a written statement describing in reasonable detail such Loss and the computation of the amount so payable.

     Further, in the event (i) there shall be any change, amendment, addition, or modification of any provision of Oregon law or regulations thereunder or interpretation thereof with respect to the matters set forth in this section effective prior to the commencement date of the term of this Lease with respect to any Property or (ii) if at any time there shall be any change, to the maximum applicable BETC which results in a decrease in lessor's Net Economic Return, then Lessor shall recalculate and submit to Lessee the modified rental rate required to provide Lessor with the same net Economic Return as it would have realized absent such change and the lease shall thereupon automatically be deemed to be amended to adopt such rental rate and values.

     IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Schedule to be duly executed as of the day and year first above written.

                                     R-B RUBBER PRODUCTS, INC.



                                     By:
                                        -----------------------------
                                           RONALD L. BOGH
                                           PRESIDENT

                                     U.S. BANCORP LEASING & FINANCIAL



                                     By:
                                        -----------------------------
                                        An Authorized Officer Thereof


                              ADDRESS FOR ALL NOTICES
                          U.S. BANCORP LEASING & FINANCIAL
                       P.O. BOX 2177, 7659 S.W. MOHAWK STREET
                           TUALATIN, OREGON   97062-2177



            MACHINE TOOL FINANCE GROUP              GENERAL EQUIPMENT GROUP
          (800)225-8029  (503)797-0222           (800)253-3468    (503)797-0200